INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in Registration Statement Nos. 33-56354, 33-70632, 33-72752, 33-83956, 33-94756, 333-06733, 333-6939 and
333-25635 of HFS Incorporated on Form S-8 and Nos. 333-11031 and 333-17453 of HFS Incorporated on Form S-3 of our report dated June 28, 1997, appearing in this Annual Report on Form 11-K of HFS Incorporated Employee Savings Plan for the year ended December 31, 1996.


/s/ Deloitte & Touche LLP
Parsippany, NJ
June 28, 1997